FOR IMMEDIATE RELEASE

NAT Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
ryan.leverenz@naturallyadvanced.com

NAT Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@naturallyadvanced.com

NAT Corporate Officer:
Guy Prevost
CFO
(866) 436.7869
ir@naturallyadvanced.com

Naturally Advanced Technologies Inc. CLOSES FINAL TRANCHE OF PRIVATE PLACEMENT

Investor Update Call Set for Wednesday, October 24

Victoria, B.C. and Portland, Ore. (October 11, 2012) - Naturally Advanced Technologies Inc. (TSXV: NAT) (OTCBB: NADVF) ("NAT" or the "Company") is pleased to announce that the Company has closed the final tranche of its previously announced non-brokered private placement pursuant to which it has now issued an additional 198,587 units (each a "Unit") of the Company in this instance, at a subscription price of US$2.21 per Unit, for additional gross proceeds to the Company of US$438,877 (the "Private Placement"). The total Units issued in this non-brokered private placement are 1,067,774 for total gross proceeds to the Company of US$2,359,780.

Each Unit is comprised of one common share (each a "Share") and one-half of one transferable share purchase warrant (each a "Warrant") of the Company, and each whole Warrant now entitles the holder thereof to purchase one additional common share (each a "Warrant Share") of the Company at an exercise price of US$3.45 per Warrant Share up to and including October 10, 2014.

All Shares issued pursuant to this final tranche of the Private Placement, and any Warrant Shares issued in connection with the exercise of any of the Warrants, if any, will be subject to a hold period expiring on February 11, 2013, in accordance with the policies of the TSX Venture Exchange and applicable securities laws.

"With the conclusion of this additional financing we are now able to complete the installation of our facility in Pamplico, South Carolina as well as execute the resolutions approved at our recent shareholders meeting" said Ken Barker, CEO of NAT.

The Company will hold a conference call on Wednesday, October 24th, at 1:30 pm PDT, 4:30 pm EDT, at which time Mr. Barker will provide an update on the Company's strategic initiatives as presented at the Company's most recent Annual General Meeting followed by a question and answer session.

Event Details

* To participate via telephone, please dial 888-503-8169, or 719-325-2495 for callers outside the
U.S.at least 5-10 minutes before the presentation start time.

* To listen by webcast please join at the investor relations section of the NAT website: http://www.crailar.com/company/investors

If you are unable to participate during the live webcast and call, the telephone replay will be available until midnight EDT, October 31, 2012 by dialing 877-870-5176, or 858-384-5517 for international callers, and entering pin number 2349217. The webcast will be available for replay for one week at http://www.crailar.com/company/investors

The securities offered have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any public offering of securities to be made in the United States must be made by means of a prospectus containing detailed information about the Company and management, as well as financial statements.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

About Naturally Advanced Technologies Inc.
Naturally Advanced Technologies Inc., through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. Its renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers offer cost-effective and environmentally sustainable processing and production, along with increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although NAT believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because NAT can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by NAT might change if the board of directors of NAT determines that it would be in the best interests of NAT to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and NAT undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.